As filed with the Securities and Exchange Commission on September 20, 2023
Registration No. 333-274011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GOLDEN MINERALS COMPANY
(Exact name of registrant as specified in its charter)
Delaware	1040	26-4413382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
350 Indiana Street, Suite 650
Golden, Colorado 80401
(303) 839-5060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Julie Z. Weedman
Senior Vice President, Chief Financial Officer
350 Indiana Street, Suite 650
Golden, Colorado 80401
(303) 839-5060
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Brian Boonstra
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-7348
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Golden Minerals Company (“Golden Minerals,” “we,” “us,” and “our”) is filing this pre-effective Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form S-1 (Registration No. 333-274011) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 23.2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Golden Minerals Company, or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.
Item	Amount
SEC registration fee	$160
Legal fees and expenses	50,000
Accounting fees and expenses	15,000
Printing, transfer agent fees and miscellaneous expenses	5,000
Total	$70,160
Item 14.   Indemnification of Directors and Officers
Golden Minerals Company is incorporated in Delaware. Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.
Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in our right — by reason of the fact that the person is or was our director, officer, agent or employee, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of us, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in our right as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to us, unless the court believes that in light of all the circumstances indemnification should apply.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated bylaws, respectively, provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, we have entered into agreements to indemnify our directors and officers and expect to continue to enter into agreements to indemnify all of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
We maintain insurance policies under which our directors and executive officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.
Item 15.   Recent Sales of Unregistered Securities.
During the preceding three years, the Registrant has issued the following securities that were not registered under the Securities Act:
(1)
On June 26, 2023, the Registrant entered into a Purchase Agreement with Armistice Capital Master Fund Ltd., or Armistice, pursuant to which, and upon the terms and subject to the conditions and limitations set forth in the agreement, the Registrant agreed to issue warrants to purchase up to 1,427,587 shares of the Company’s common stock to Armistice at an exercise price of $1.90. Each warrant is exercisable six months from the date of issuance and has a term expiring five years after such initial exercise date.

(2)
On April 20, 2020, the Registrant issued an aggregate of 11,250,000 warrants ultimately consisting of (i) 7,500,000 Series A warrants to purchase 7,500,000 shares of the Company’s common stock and (ii) 3,750,000 Series B warrants to purchase 3,750,000 shares of the Company’s common stock, at an exercise price of $0.30 per share. Each warrant is exercisable six months from the date of issuance and has a term expiring five years after such initial exercise date.

The offers, sales and issuances of the securities described in each of the paragraphs above were offered and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Each of the recipients of securities in these transactions had adequate access, through business or other relationships to information about the Registrant.
Item 16.   Exhibits and Financial Statement Schedules.
EXHIBITS
Exhibit No	Description
3.1	Amended and Restated Certificate of Incorporation of Golden Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 30, 2009).
3.2
First Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals Company dated September 2, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 9, 2011).

3.3
Second Amendment to the Amended and Restated Certificate of Incorporation of Golden
Minerals Company dated May 19, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s
Current Report on Form 8-K filed on May 20, 2016).

3.4
Third Amendment to the Amended and Restated Certificate of Incorporation of Golden Minerals
Company dated June 11, 2020 (incorporated by reference to Appendix A of the Company’s Proxy
Statement on Schedule 14A filed on March 25, 2021).

3.5
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Golden
Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on
Form 8-K filed on May 30, 2023).

Exhibit No	Description
3.6	Amended and Restated Bylaws of Golden Minerals Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 1, 2023).
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 19, 2019).
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 19, 2019).
4.3	Form of Series A Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 23, 2020).
4.4	Form of Series B Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 23, 2020).
4.5	Form of Common Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 29, 2023).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 29, 2023).
5.1	Opinion of Davis Graham & Stubbs LLP.*
10.1	Golden Minerals Company 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on May 30, 2023).
10.2
Securities Purchase Agreement between Golden Minerals Company and certain institutional investors, dated as of June 26, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 29, 2023).

10.3
Form of Restricted Stock Unit Award Agreement Pursuant to the 2023 Equity Incentive Plan
(incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 9, 2023).

16.1	Letter from Armanino, LLP, dated as of July 7, 2023 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on July 7, 2023).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on May 30, 2023).
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
23.2	Consent of Armanino, LLP.**
23.3	Consent of Tetra Tech, Inc.*
23.4	Consent of Aaron Amoroso.*
23.5	Consent of Plante & Moran, PLLC.*
24.1	Power of Attorney (included on signature page of this Registration Statement).
107	Filing Fee Table.*

*
Previously filed.

**
Filed herewith.

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: September 20, 2023	GOLDEN MINERALS COMPANY Registrant
	By:	/s/ WARREN M. REHN Warren M. Rehn President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WARREN M. REHN Warren M. Rehn	President and Chief Executive Officer (Principal Executive Officer)	September 20, 2023
/s/ JULIE Z. WEEDMAN Julie Z. Weedman	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 20, 2023
* Jeffrey G. Clevenger	Chairman of the Board of Directors	September 20, 2023
* W. Durand Eppler	Director	September 20, 2023
* Deborah J. Friedman	Director	September 20, 2023
* Kevin R. Morano	Director	September 20, 2023
* Terry M. Palmer	Director	September 20, 2023
* David H. Watkins	Director	September 20, 2023
By: /s/ WARREN M. REHN Warren M. Rehn Attorney-in-Fact